EXECUTION COPY

SECOND

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This amendment ("Amendment") dated as of April 11, 2011, shall amend the employment agreement ("Employment Agreement") dated as of June 11, 2008 by and between Discovery Communications, LLC ("Company") and Brad Singer ("Executive"), as further amended effective July 1, 2009.

WHEREAS, Executive and the Company previously entered into the Employment Agreement, which Employment Agreement sets forth the terms and conditions of Executive's employment with the Company;

WHEREAS, Executive and the Company now desire to enter into this Amendment to the Employment Agreement to extend the term and make certain other changes as provided herein;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment, the parties hereby agree to amend the Employment Agreement as follows:

  Section II of the Employment Agreement (Term of Employment) is replaced in its entirety by the following:
    Subject to Section IV, Executive's term of employment shall begin on July 15, 2008 (the "Employment Commencement Date"), and end on March 31, 2012 (the "Original Term"), unless extended by mutual agreement of the parties.
    Executive shall provide written notice to the Company, on or before September 30, 2011, of his intent to separate as of March 31, 2012, or his desire to enter into negotiations to extend the Employment Agreement (the date Executive provides such notice shall be the "Notice Date"). Failure to provide such notice shall be deemed notice of intent to separate March 31, 2012. In the event that Executive provides notice of his desire to extend, the parties shall enter into good faith negotiations regarding the terms of an extension for 30 days after the Notice Date. If the parties do not execute an agreement regarding the terms of the extension during this 30-day period, (i) Executive shall separate employment as of March 31, 2012, (ii) the separation shall be treated as a nonrenewal of the Employment Agreement by Executive, and (iii) Executive's separation shall be classified as a voluntary resignation for purposes of the Company's benefit plans and programs. For the avoidance of doubt, Executive's separation as of March 31, 2012, shall not be considered separation due to non-renewal by the Company for purposes of Executive's outstanding awards under the Discovery Communications, Inc. 2005 Incentive Plan (the "Stock Plan").
    The period during the Original Term during which the Executive is employed by the Company shall be referred to as the "Term of Employment."
  The reference to the Renewal Term in Section IV(D)(2) is deleted. Section IV(D)(2)(b) is replaced in its entirety by the following:

  (b) In addition, Executive will be paid, within thirty (30) days following the last day of the Release Deadline (as defined below), his full, unprorated bonus under the Company's bonus plan for the year in which the termination occurs. The bonus payment will be made at the same time that bonus payments are made to other senior executives (on or before March 15 of the calendar year following the year for which the bonus is earned) and will be calculated based on the applicable Company and individual performance metrics and the terms of the applicable bonus plan (e.g., subject to adjustment for Company and individual under- or over-performance).

  The following sentence is added at the end of Section IV(D)(2)(c): "Executive's remaining equity awards under the Stock Plan shall be administered in accordance with the terms of the Stock Plan and implementing award agreements.
  Section VI(C) is deleted and Sections VI(A) and VI(B) are replaced in their entirety by the following:
      Executive covenants that, during his employment with Company and for a period of six (6) months after the conclusion of Executive's employment with Company (the "Restricted Period"), he will not become or provide services as the chief financial officer or other most-senior employee in the finance function for any of the companies listed on Attachment I ("Restricted Companies"). The Restricted Territory is the United States and any other country for which the Executive had management responsibility (e.g., supervised employees located in that country or was involved in business or programming operations in that country) at any time during the three (3) years prior to the Executive's separation from employment. This provision shall not prevent Executive from owning stock in any publicly-traded company. Executive agrees that this Section VI (A) is a material part of this Agreement, breach of which will cause Company irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.
      If Executive wishes to pursue Competitive Services during the Restricted Period and to obtain the written consent of the Company before doing so, Executive may request consent from the Company by providing written evidence, including assurances from Executive and his potential employer, that the fulfillment of Executive's duties in such proposed work or activity would not involve any use, disclosure, or reliance upon the confidential information or trade secrets of the Company.
  Except with respect to the subject matters covered herein, this Amendment does not otherwise amend, supplement, modify, or terminate the Employment Agreement, which remains in full force and effect.
  This Amendment shall be effective April 15, 2011.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

EXECUTIVE: DATE:

/s/ Brad Singer __________________ April 11, 2011

Brad Singer

DISCOVERY COMMUNICATIONS, LLC DATE

/s/ Adria Alpert Romm April 11, 2011

Name: Adria Alpert Romm

Title: SEVP, Human Resources

Attachment I

List of "Restricted" Companies

A&E Television Networks

Black Entertainment Television

Cablevision Systems Corporation

CBS Corporation

Comcast Corporation

Crown Media United States, Inc.

C-SPAN

Disney ABC Media Networks

DIRECTV

DISH Network Group

Fox Networks Group

Fox News Network, LLC

Hasbro, Inc.

HBO Latin America Production Services

Home Box Office, Inc.

HSN, Inc.

Liberty Media Corporation

MTV Networks

NBC Universal

Outdoor Channel

OWN: The Oprah Winfrey Network

QVC, Inc.

Scripps Networks

SiTV, Inc.

Starz Entertainment

The Inspiration Networks

The Weather Channel

Time Warner Cable, Inc.

Turner Broadcasting System, Inc.

Univision Communications, Inc.

Viacom, Inc.

YES Network, LLC